Exhibit 99.1

AIM ImmunoTech Announces Publication of Positive Findings from a Pre-Clinical Study Evaluating Ampligen® in the Treatment of Pancreatic Cancer in the American Journal of Cancer Research

Findings support efforts in ongoing Early Access Program and upcoming clinical trials, and suggest Ampligen’s potential to reduce tumor cell growth and boost immune response in pancreatic cancer patients with sufficient tumor levels of TLR-3

OCALA, Fla., June 27, 2023 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of its TLR-3 agonist Ampligen (rintatolimod) as a novel and potentially powerful therapeutic in locally advanced pancreatic cancer (“LAPC”) and metastatic pancreatic cancer, today announced the publication of pre-clinical data that suggests Ampligen has the potential to act directly on tumor cells to reduce tumor cell growth in pancreatic cancer patients with sufficient tumor levels of TLR-3, suggesting a potential biomarker to identify patients who may respond to Ampligen. The anti-tumor analysis was published in the peer-reviewed journal American Journal of Cancer Research in the paper “Rintatolimod: A potential treatment in patients with pancreatic cancer expressing Toll-like receptor 3.”

Ampligen is a dsRNA product candidate that acts via the TLR-3 receptor present on several immune cells, epithelial cells and tumors. Researchers at the Erasmus University Medical Center (“Erasmus MC”) evaluated TLR-3 protein and mRNA expression in thirteen pancreatic ductal adenocarcinoma (PDAC) tissue samples as well as in the human PDAC (hPDAC) cell lines CFPAC-1, MIAPaCa-2 and PANC-1 using immunohistochemistry and multiplexed gene expression analysis. The direct anti-tumor effects of Ampligen were investigated using proliferation and migration assays after different incubation time points with increasing concentrations of Ampligen (ranging from 0.05 to 0.4 mg/ml).

After treating these three cell lines with Ampligen, researchers observed significantly lower cell numbers (amount of DNA per well, representing proliferation) and lower migration rates only in the high TLR-3 expressing CFPAC-1 cells, suggesting that the variating TLR-3 abundance of the three hPDAC cell lines influences the effect of Ampligen on cell proliferation and cell migration.

Prof. Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at Erasmus MC and co-author of the published paper, states: “An immune-modulating TLR-3 agonist such as Ampligen is considered a promising novel treatment option for pancreatic cancer and might have additional anti-tumoral effects on epithelial tumor cells expressing TLR-3. Based on our findings, we believe Ampligen is likely an agent offering anti-tumor effects and potentially meeting the critical need for more effective therapies to treat pancreatic cancer.”

AIM has a diverse clinical and business portfolio concerning the treatment of pancreatic cancer:

●	The AMP-270 Phase 2 clinical trial is a randomized, open-label, controlled, parallel-arm study with the primary objective of comparing the efficacy of Ampligen versus a no treatment control group following FOLFIRINOX for subjects with locally advanced pancreatic adenocarcinoma. Secondary objectives include comparing safety and tolerability. (ClinicalTrials.gov: NCT05494697)
●	AIM entered into an external sponsored collaborative clinical research agreement to support a clinical trial at Erasmus MC combining AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor durvalumab with Ampligen in patients with metastatic pancreatic ductal adenocarcinoma. The study launch is expected in Q4 2023.
●	In March 2021, AIM was granted a patent by the Netherlands Patent Office with granted patent claims that include, but are not limited to, the use of Ampligen as a combination cancer therapy with checkpoint blockade inhibitors (e.g., pembrolizumab, durvalumab).
●	AIM has been granted U.S. Food and Drug Administration orphan drug designation status and European Medicines Agency orphan medicinal product designation status for Ampligen in the treatment of pancreatic cancer.

AIM CEO Thomas K. Equels states: “We remain committed to establishing a new standard of care for pancreatic cancer where there remains a significant unmet need. The data generated to date, including the findings from this pre-clinical study, continue to bolster our confidence in the potential of Ampligen for the treatment of pancreatic cancer. These positive results provide further validation as we continue to focus on advancing our pancreatic cancer development program and execute on our path forward.”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

AIM@jtcir.com